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                          ADMINISTRATIVE SERVICES AGREEMENT


          AGREEMENT entered into as of this 15th day of November, 1997 by and between Manor Care, Inc., a Delaware corporation (together with its subsidiaries and affiliates, other than In Home Health, Inc., hereinafter referred to as "Manor Care") and In Home Health, Inc., a Minnesota corporation (together with its subsidiaries, hereinafter referred to as "In Home").

          WHEREAS, Manor Care and In Home desire to formalize the provision of services by Manor Care to In Home;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and sufficient consideration, the receipt of which is acknowledged the parties agree as follows:

          1. SCOPE OF AGREEMENT. Manor Care will, consistent with the terms of this Agreement, provide, or cause to be provided to In Home, those certain corporate, administrative and management services listed on Exhibit A (each service individually referred to as a "Service" and all services collectively referred to as the "Services") attached hereto and made part of this Agreement, and In Home, in consideration thereof, shall pay Manor Care in accordance with Section 3 below.

          2. TERM. This Agreement shall have a retroactive commencement date of June 1, 1997 and shall terminate as September 30, 1998. Thereafter, Manor Care agrees to renegotiate the expenses associated with providing future service.

          3.   FEES AND PAYMENT.

               A. In Home will pay Manor Care a "Management Fee" equal to Twenty-four Thousand Five Hundred Eighty-three Dollars ($24,583.00) per month for certain corporate, administrative and management services listed in Exhibit A, attached hereto. The estimate includes $21,667 per month to pay for 75% of our President and CEO and his staff. The $21,667 monthly

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charge to pay for CEO and staff will be adjusted when a CEO is found and is paid for by In Home Health.

               B. In addition to a management Fee of $7,000 per month for the period June 1, 1996 through May 31, 1997, In Home has also paid Manor Care an additional Sixty-five Thousand Four Hundred Fifteen Dollars ($65,415.00) for outside legal services provided through Manor Care for In Home from June 1, 1996 through May 31, 1997. Manor Care acknowledges such payment.

               C. The total payment due from In Home to Manor Care for the months for June, July, August and September of 1997 is One Hundred Sixty-three Thousand Seven Hundred Forty-seven Dollars ($163,747.00) consisting of four (4) months of Point A and all of Point B.

               D. The total FY 1998 Management Fee is Two Hundred Ninety-five Thousand Dollars ($295,000.00).

               E. In Home will receive a cost allocation from Manor Care's home office cost report (relating to provisions addressed in Subsections A-C of this Section 3) to include within In Home's cost report for allowable reimbursement from Medicare. Any changes in this allocation process requires the approval of the Audit Committee of In Home.

               F. The Audit Committees of Manor Care and the special committee of the In Home Board of Directors will retrospectively review and agree to each company's fiscal year charges for the administrative service fees described herein, and prospectively review and agree to the succeeding year's budgeted administrative service fees. This will be done in both FY 1998 and all subsequent years during which this Agreement is in effect.

               G. Manor Care shall bill In Home on the 15th of January, April, July and October for the Management Fee for the prior three months and shall bill In Home monthly for any additional

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charges incurred by In Home during the prior month.  Such additional charges include outside legal fees, airplane use fees, and other items properly charged to In Home. Payments shall be due 15 days after receipt of any invoice.

          4. PERFORMANCE OF SERVICES. Manor Care shall perform the Services with the same degree of care, skill and prudence customarily exercised for its own operations.

          5. LIMITATION ON LIABILITY; INDEMNIFICATION. Except as provided in the following sentence, neither party shall have any liability under this Agreement to the other party for damage or loss of any type suffered by the other party or any third party as a result of the performance or non-performance of the Services provided hereunder and neither party will be responsible for general, special, indirect, incidental or consequential damages, whether known or unknown, that the other party or any third party may incur or experience on account of entering into or relying on this Agreement. Each party shall indemnify, defend and hold the other party, its directors, officers and employees harmless from and against all damages, losses and out-of-pocket expenses (including attorney fees) caused by or arising out of any willful failure to perform any obligation or agreement herein.

          6. ASSIGNMENT. In Home shall not assign or transfer any of its rights under this Agreement without the prior written consent of Manor Care.

               In Home acknowledges and consents to Manor Care's transfer and assignment of its rights and obligations under this Agreement to New ManorCare Health Services, Inc. (to be renamed ManorCare Health Services, Inc.) with principal offices at 11555 Darnestown Road, Gaithersburg, Maryland 20878.

          7. NOTICES. All notices, requests, demands and other communications provided for by

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this Agreement shall be in writing and shall be deemed to have been given the earlier of when actually received or three (3) business days after such writing is deposited in the United States mail, registered or certified mail, return receipt requested, or sent by Federal Express or other similar overnight courier services, addressed to the parties as stated below or to such other address as a party may designate by notice:

               If to Manor Care:

                    ATTN: General Counsel
                    Manor Care, Inc.
                    11555 Darnestown Road, 5th Floor
                    Gaithersburg, MD 20878-3200

               If to In Home:

                    ATTN: Chief Financial Officer
                    In Home Health, Inc.
                    Carlson Center, Suite 500
                    601 Carlson Parkway
                    Minnetonka, MN 55305-5215

          8. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Minnesota.

          9. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties and supersedes all proposals, commitments, writings, negotiations and understandings, oral and written, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may not be amended or otherwise modified except in writing duly executed by all of the parties. A waiver by any party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any subsequent breach or violation thereof.

          10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of

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which shall be deemed an original, but all of which together shall constitute one and the same document.

          11. SEVERABILITY. Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby, and the illegal or unenforceable portions of the Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact.

          12. FORCE MAJEURE. No party shall be deemed to have breached this Agreement or be held liable for any failure or delay in the performance of all or any portion of its obligations under this Agreement if prevented from doing so by a cause or causes beyond its control. Without limiting the generality of the foregoing, such causes include acts of God or the public enemy, fires, floods, storms, earthquakes, riots, strikes, lock-outs, wars and war-operations, restraints of government power, communication line or other utility failure or other circumstances beyond such party's control, or by reason of the judgment, ruling or order of any court or agency of competent jurisdiction or change of law or regulation subsequent to the execution of this Agreement.

          13. SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 6, this Agreement is solely for the benefit of the parties and their respective successors and assign. There are no third party beneficiaries of or to this Agreement.

          14. HEADINGS. Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

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                                   MANOR CARE, INC.



                                   By: /s/ James H. Rempe
                                      -------------------------------
                                   Its  Sr. Vice President, Gen'l
                                        Counsel and Secretary
                                      -------------------------------

                                   IN HOME HEALTH, INC.



                                   By: /s/ Thomas R. Gross
                                      -------------------------------
                                   Its   CFO
                                      -------------------------------

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                                      EXHIBIT A

                                SERVICE TO BE PROVIDED

          1. LEGAL SERVICES. Manor Care will provide ongoing legal services necessary to support the day-to-day business activities of In Home. Such services include, but are not limited to, legal support for development and implementation of a corporate compliance plan, acquisitions, preparation and filing of necessary reporting disclosures with the SEC and provision of public reports to investors upon request, labor and contracting matters.
This Agreement constitutes prior written approval of In Home for Manor Care to engage outside legal services on behalf of In Home when necessary and to supervise such outside counsel. In Home will be billed directly for the cost of outside counsel.

          2. INSURANCE SERVICES. Manor Care will assist in providing to In Home general and professional liability, workers' compensation, comprehensive automobile liability and property insurance.

          3. OTHER SERVICES. As may be requested by In Home, Manor Care will, from time to time, provide services not described above, including, but not limited to, Government Relations, Purchasing and Reimbursement (the "Other Services").

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